Exhibit (h)(3)

FORESIDE FUND SERVICES, LLC SELLING GROUP MEMBER AGREEMENT

Re:	Variant Alternative Income Fund and Variant Impact Fund	Date:

Ladies and Gentlemen:

As the distributor of the shares of beneficial interest (“Shares”) of the Variant Alternative Income Fund and Variant Impact Fund (each a “Fund”), each a closed-end “interval” investment company operated in accordance with Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), Foreside Fund Services, LLC (“Distributor”) hereby invites you to participate in the selling group on the following terms and conditions. In this agreement, the terms “we,” “us,” and similar words refer to the Distributor, and the terms “you,” “your,” and similar words, “Selling Group Member” and “Intermediary” refer to the intermediary executing this agreement, including its associated persons.

1.              Selling Group Member. You hereby represent that you are properly qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement. In addition, you agree to comply with the rules of the Financial Industry Regulatory Authority (“FINRA”) as if they were applicable to you in connection with your activities under this agreement. You agree that any obligations arising in connection with this agreement under FINRA Rule 2111 (the “Suitability Rule”) and/or Rule 15l-1 under the Securities Exchange Act of 1934, as amended (“Regulation Best Interest”) shall be the responsibility of Selling Group Member and not of the Fund or Distributor. You agree that it is your responsibility to recommend Shares to a customer only if you have determined that the recommendation is, as applicable, suitable for the customer in accordance with the requirements under the Suitability Rule or in the best interests of the customer in accordance with the requirements under Regulation Best Interest, and that neither we nor any Fund have any responsibility for such determination. You shall also be responsible for communicating all necessary information to your customers regarding whether recommended Shares are, as applicable, in the best interest of, or a suitable investment for, such customers, including, without limitation, information regarding the limited liquidity of the Shares as referenced in the Prospectus (defined below). You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Fund Shares. You agree that you will at all times comply with (i) the provisions of this agreement related to compliance with all applicable rules and regulations; and (ii) the terms of each registration statement and prospectus for the Funds.

2.              Qualification of Shares. Each Fund will make available to you a list of the states or other jurisdictions in which Fund Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. You will make offers of Shares to your customers only in those states, and you will ensure that you (including your associated persons) are appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with your activities.

3.             Orders. All orders you submit for transactions in Fund Shares shall reflect orders received from your customers or shall be for your account for your own bona fide investment, and you will date and time-stamp your customer orders and forward them promptly each day and in any event prior to the time required by the applicable Fund prospectus (the “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein). As agent for your customers, you shall not withhold placing customers’ orders for any Shares so as to profit yourself or your customer as a result of such withholding. You are hereby authorized to place your orders directly with the Fund for the purchase of Shares subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by us or the applicable Fund (directly or through its Transfer Agent) from time to time. All purchase orders you submit are subject to acceptance or rejection, and we reserve the right to suspend or limit the sale of Shares. It is expected that Shares will be offered in a continuous offering at net asset value, and certain Share classes may have an additional front-end sales charge. You acknowledge and agree, however, that there is no assurance that a Fund will engage in a continuous offering of Shares and may determine not to do so in its sole discretion. You are not authorized to make any representations concerning Shares of any Fund except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or the Distributor (acting on behalf of the Fund) may provide to you with respect to the Fund. All orders that are accepted for the purchase of Shares shall be executed at the net asset value per share on the relevant purchase date, as described in the Prospectus.

4.              Repurchase Offers. You acknowledge that each Fund has adopted a fundamental policy (which may not be changed without approval of the Fund’s shareholders) to make periodic offers to purchase between 5% and 25% of its Shares (“Repurchase Offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the then current Prospectus. Repurchase of Shares of a Fund will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and then current Prospectus, less any applicable charges and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3. No “as of” trades will be accepted for repurchases. You agree to transmit to your customers any Repurchase Offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use your reasonable best efforts to transmit repurchase requests from your customers to the applicable Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and such notification. You expressly acknowledge and agree that Shares of a Fund will not be repurchased by either the Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the Shares of any Fund exists currently or is expected to develop, and therefore that the Shares have very limited liquidity. You also expressly acknowledge and agree that, in the event one or more of your customers cancel their order for Shares of a Fund after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor. Any representation as to a Repurchase Offer or other tender offer by any Fund, other than that which is set forth in the Fund’s then current Prospectus or a Repurchase Offer notice issued by the Fund, is expressly prohibited.

5.              Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). You are authorized to distribute to your customers the current Prospectus, as well as any supplemental sales material received from a Fund or the Distributor (acting on behalf of the Fund) (on the terms and for the period specified by us or stated in such material). You are not authorized to distribute, furnish or display any other sales or promotional material relating to a Fund without our prior written approval, but you may identify the Fund in a listing of closed-end funds available through you to your customers. Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases shares of any Funds from or through you, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to such Funds and prepared by or on behalf of the Funds or us. If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, you shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by Applicable Laws.

6.              Sales Charges and Concessions. [not applicable].

7.              Transactions in Fund Shares. With respect to all orders you place for the purchase of Fund Shares, unless otherwise agreed, settlement shall be made with the Fund within three (3) business days after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Fund or to us from your failure to make payments as aforesaid. You shall not be entitled to any gains generated thereby. You also assume responsibility for any loss to a Fund caused by any order placed by you on an “as-of” basis subsequent to the trade date for the order, and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Fund and /or to us prior to the Fund’s acceptance of any such order.

8.              Accuracy of Orders; Customer Signatures. You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone. In addition, you agree to guarantee the signatures of your customers when such guarantee is required by a Fund and you agree to indemnify and hold harmless all persons, including us and the Funds’ transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

9.              Indemnification. You agree to indemnify and hold harmless us and our officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses resulting from (i) any failure by you to comply with Applicable Laws in connection with activities performed under this agreement, or (ii) any unauthorized representation made by you concerning an investment in Fund Shares.

We agree to indemnify and hold harmless you and your officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as Distributor under this agreement, or (ii) any untrue statement of a material fact set forth in a Fund’s Prospectus or supplemental sales material provided to you by us (and used by you on the terms and for the period specified by us or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

10.           Multi-Class Distribution Arrangements. You acknowledge that each Fund has received an order of exemption granted by the Securities and Exchange Commission (i) pursuant to Section 6(c) of the 1940 Act, for an exemption from Sections 18(a)(2), 18(c) and 18(i) of the 1940 Act, (ii) pursuant to Sections 6(c) and 23(c) of the 1940 Act, for an exemption from Rule 23c-3 of the 1940 Act and (iii) pursuant to Section 17(d) of the 1940 Act and Rule 17d-1 under the 1940 Act to permit the Fund to issue multiple classes of Shares and to impose early withdrawal charges and asset-based distribution and service fees with respect to a certain class. You understand and acknowledge that the Funds may offer Shares in multiple classes, and you represent and warrant that you have established compliance procedures designed to ensure that your customers are made aware of the terms of each available class of Fund Shares, to ensure that each customer is offered only Shares that are suitable investments for him or her, and to ensure proper supervision of your representatives in recommending and offering the Shares of multiple classes to your customers.

11.           Anti-Money Laundering Compliance. Each party to this agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects. You agree to cooperate with us to satisfy AML due diligence policies of the Funds and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us or the Funds to ensure compliance with AML Laws. You also agree to provide for screening its own new and existing customers against the Office of Foreign Assets Control (“OFAC”) list and any other government list that is or becomes required under the AML Acts.

12.            Privacy. The parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

13.           Service Fees. Subject to and in accordance with the terms of each Prospectus and the Distribution Plan and/or Service Plan, if any, adopted by resolution of the Board of Trustees of a Fund, we may pay financial institutions with which we have entered into an agreement in substantially the form annexed hereto as Appendix A or such other form as may be approved from time to time by the Fund’s Board of Trustees (the “Fee Agreement”) such fees pursuant to Rule 12b-1 under the 1940 Act as may be determined in accordance with such Fee Agreement, for shareholder or administrative services, as described therein. You hereby represent that you are permitted under applicable laws to receive all payments for shareholder services contemplated herein.

14.           Order Processing. You represent that you have reviewed your policies and procedures to ensure that they are adequate with respect to preventing violations of law and Prospectus requirements related to timely order-taking and market timing activity, in that such policies and procedures (i) prevent the submission of any order received after the deadline for submission of orders in each day that are eligible for pricing at that day’s net asset value per share (“NAV”); and (ii) prevent the purchase of Fund Shares by an individual or entity whose stated objectives are not consistent with the stated policies of a Fund in protecting the best interests of longer-term investors, particularly where such investor may be seeking market timing or arbitrage opportunities through such purchase.

15.           Amendments. This agreement may be amended from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below. If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Your objection must be in writing and be received by us within such fifteen (15) days. All amendments shall be in writing and except as provided above shall be executed by both parties.

16.           Termination. This agreement may be terminated with respect to a Fund by either party, without penalty, upon ten days’ prior written notice to the other party. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

17.           Assignment. This agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign this agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other parties, except that we may assign or transfer this Agreement to any broker-dealer which becomes the underwriter of the Funds without obtaining your written consent. For the avoidance of doubt, the parties agree that a change of control of the Distributor shall not constitute an assignment of this agreement.

18.           Notices. All notices and communications to us shall be sent to us at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal Dept., or at such other address as we may designate in writing. All notices and other communication to you shall be sent to you at the address set forth below or at such other address as you may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

19.           Authorization. Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

20.           Directed Brokerage Prohibitions. The Distributor and Selling Group Member agree that neither of them shall direct Fund portfolio securities transactions or related remuneration to satisfy any compensation obligations under this agreement. The Distributor also agrees that it will not directly or indirectly compensate the Selling Group Member executing this agreement in contravention of Rule 12b- 1(h) of the 1940 Act.

21.           Shareholder Information. The Selling Group Member executing this agreement agrees to comply with the requirements set forth on Appendix B attached hereto regarding the provision of shareholder information pursuant to Rule 22c-2 of the 1940 Act.

22.           Miscellaneous. This agreement supersedes any other agreement between the parties with respect to the offer and sale of Fund Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This agreement has been negotiated and executed by the parties in English. In the event any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

* * * *

If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

FORESIDE FUND SERVICES, LLC

By:
Insert Name:
Title:

Agreed to and Accepted:

[Insert Intermediary Name]

By:
Print Name:
Title:

Address of Intermediary:

Operations Contact:

Name:
Phone:
Email:

APPENDIX A

FORESIDE FUND SERVICES, LLC SERVICE FEE AGREEMENT

Re:	Variant Alternative Income Fund and Variant Impact Fund	Date:

Ladies and Gentlemen:

This Fee Agreement (“Agreement”) confirms our understanding and agreement with respect to Rule 12b- 1 payments to be made to you in accordance with the Selling Group Member Agreement between you and us (the “Selling Group Member Agreement”), which entitles you to serve as a selling group member of a certain Fund for which we serve as Distributor. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Selling Group Member Agreement.

1.   From time to time during the term of this Agreement, we may make payments to you pursuant to one or more distribution and service plans (the “Plans”) adopted by certain of the Funds pursuant to Rule 12b- 1 of the Investment Company Act of 1940 (the “1940 Act”). You agree to furnish sales and marketing services and/or shareholder services to your customers who invest in and own Fund Shares, including, but not limited to, answering routine inquiries regarding the Funds, processing shareholder transactions, and providing any other shareholder services not otherwise provided by a Fund’s transfer agent. With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Fund an amount equivalent to the amount payable to you. The Fund reserves the right, without prior notice, to suspend or eliminate the payment of such Rule 12b-1 Plan payments or other compensation by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to you.

2.   Any such fee payments shall reflect the amounts described in the Fund’s Prospectus. Payments will be based on the average daily net assets of Fund Shares which are owned by those customers of yours whose records, as maintained by the Fund or the transfer agent, designate your firm as the customer’s intermediary of record. No such fee payments will be payable to you with respect to shares purchased by or through you and repurchased by the Funds within seven business days after the date of confirmation of such purchase. You represent that you are eligible to receive any such payments made to you under the Plans.

3.   You agree that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of FINRA.

4.    Upon request, on a quarterly basis, you shall furnish us with a written report describing the amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended. We shall provide quarterly reports to the Funds’ Boards of Trustees of amounts expended pursuant to the Plans and the purposes for which such expenditures were made. You shall furnish us with such other information as shall reasonably be requested by us in connection with our reports to the Boards of Trustees with respect to the fees paid to you pursuant to this Agreement.

5.   This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plans or in Rule 12b-1. This Agreement may be terminated, with respect to one or more Funds, without penalty, by either of us, upon ten days’ prior written notice to the other party. In addition, this Agreement will be terminated with respect to any Fund upon a termination of the relevant Plan or the Selling Group Member Agreement, if a Fund closes to new investments, or if our Distribution Agreement with the Funds terminates.

6.   This Agreement may be amended by us from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below. If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. Your objection must be in writing and be received by us within such fifteen days.

7.   This Agreement shall become effective as of the date when it is executed and dated by us below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of laws principles.

8.     All notices and other communications shall be given as provided in the Selling Group Member Agreement.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return the same to us.

FORESIDE FUND SERVICES, LLC
Agreed to and Accepted:
[Name and Address of Intermediary]

By:
Insert Name:
Title:

By:
Insert Name:
Title:

APPENDIX B

Information Regarding the Provision of Shareholder Information Pursuant to Rule 22c-2

(a).         Agreement to Provide Information. Intermediary agrees to provide the Fund, upon request, the taxpayer identification number (“TIN”), if known, (or in the case of a non U.S. shareholder, if the TIN is unavailable, the International Taxpayer Identification Number or other government issued identifier) of any or all Shareholder(s) who have purchased, repurchased, transferred, or exchanged fund shares held through an account with Intermediary and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

i.               Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

ii.             Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on the Intermediary’s books and records, Intermediary agrees to use best efforts to: (x) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, including a determination on whether any specific person about whom Intermediary has received information, is itself a financial intermediary; or (y) if directed by the Fund, restrict or prohibit further purchases or exchanges of Fund Shares by a shareholder who has been identified by the Fund as having engaged in transactions of Fund shares (directly or indirectly) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (x) or (y). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

iii.            Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

(b)         Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

i.               Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

ii.             Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

iii.            Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)	Definitions. For purposes of this Appendix B:

i.               The term “Fund” includes the fund’s investment adviser, principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

ii.             The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

iii.            The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name or, alternatively, for use with retirement plan recordkeepers, the term means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

iv.            The term “written” includes electronic writings and facsimile transmissions.

v.             The term “Intermediary” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

1 As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.